STOCK OPTION AGREEMENT

         THIS AGREEMENT, dated _________________ ____, 19____, is made by and between United Defense Industries, Inc. a Delaware corporation (the "Company"), and ___________________, an employee of the Company (or one of its Subsidiaries, as defined herein), hereinafter referred to as "Optionee."

         WHEREAS, the Company wishes to afford the Optionee the opportunity to purchase shares of its common stock, par value $0.01 per share (the "Common Stock"); and

         WHEREAS, the Company wishes to carry out the United Defense Stock Option Plan (the "Plan"), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

         WHEREAS, the Committee appointed to administer the Plan has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the stock option provided for herein to the Optionee as an inducement to enter into or remain in the service of the Company (or one of its Subsidiaries) and as an incentive for increased efforts during such service, and has advised the Company thereof and instructed the undersigned officers to issue said Option;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

                                   ARTICLE I.

                                  DEFINITIONS
                                  -----------

         Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary. Capitalized terms used in this Agreement and not defined below shall have the meaning given such terms in the Plan. The singular pronoun shall include the plural, where the context so indicates.

Section 1.1. Cash Flow for Debt Amortization; Cumulative Cash Flow for Debt Amortization

         "Cash Flow for Debt Amortization" for a given period shall mean the consolidated free cash flow of the Company and its consolidated Controlled Entities available for, or used for, principal repayments of debt of the Company or its Controlled Entities. "Cumulative Cash Flow for Debt Amortization" as of a given date means the total of Cash Flow for Debt Amortization from and after October 6, 1997 through that date.

Section 1.2. Cash Flow for Debt Amortization Target; Cumulative Cash Flow for Debt Amortization Target

         "Cash Flow for Debt Amortization Target" and "Cumulative Cash Flow for Debt Amortization Target" for a period shall be as set forth in Appendix A to this Agreement, subject to the provisions of Section 4.6.

Section 1.3.      Controlled Entity
------------      -----------------

         "Controlled Entity" shall mean either UDLP Holdings Corp. or United Defense, L.P., as the case may be; "Controlled Entities" shall mean both UDLP Holdings Corp. and United Defense, L.P.

Section 1.4.      Corporate Transaction
------------      ---------------------

         "Corporate Transaction" shall mean any of the following events:

                  (a) a merger or consolidation of the Company or any Controlled Entity with a theretofore unaffiliated entity in which the stockholders or interestholders of the Company or Controlled Entity (as applicable) receive cash, securities and/or other marketable property in exchange for their voting stock or partnership interests;

                  (b) the sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company or any Controlled Entity;

                  (c) the acquisition by an unaffiliated Person, of (i) more than 50% of the Common Stock then outstanding or (ii) more than 50% of the voting stock or partnership interests of any Controlled Entity then outstanding; or

                  (d) the liquidation, dissolution, or winding up of the Company or any Controlled Entity (other than a restructuring transaction which results in the continuation of the Company's or Controlled Entity's (as applicable) business by an Affiliate).

Section 1.5.      EBITDA; Cumulative EBITDA; Cumulative EBITDA Excess
------------      ---------------------------------------------------

         "EBITDA" for a given period shall mean consolidated earnings before interest and taxes (excluding management fees) adjusted by (x) adding thereto (without duplication) the amount of all amortization of intangibles and depreciation and all non-cash charges in respect of LIFO adjustments and pension and retiree benefits, in each case that were deducted in arriving at consolidated earnings before interest and taxes for such period and (y) subtracting therefrom the amount of all non-cash income in respect of LIFO adjustments and pension and retiree benefit plans, all as reflected on the Company's audited consolidated financial statements for such period. "Cumulative EBITDA" as of a given date means the total of EBITDA from and after October 6, 1997 through that date. "Cumulative EBITDA Excess" as of a given date means the lesser of (i) $10,000,000 or (ii) the excess, if any, of Cumulative EBITDA as of such date over the Cumulative EBITDA Target for the period from October 6, 1997 through such date; provided, however, that if the Cumulative EBITDA Target as of such date equals or exceeds Cumulative EBITDA as of such date, "Cumulative EBITDA Excess" as of such date shall be zero.

Section 1.6.      EBITDA Target; Cumulative EBITDA Target
------------      ---------------------------------------

         "EBITDA Target" and "Cumulative EBITDA Target" for a period shall be as set forth in Appendix A of this Agreement, subject to the provisions of Section 4.6.

Section 1.7.      Option
------------      ------

         "Option" shall mean the Incentive Stock Option to purchase Common Stock granted under this Agreement.

Section 1.8.      Person
------------      ------

         "Person" shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

Section 1.9.      Plan
------------      ----

         "Plan" shall mean the United Defense Stock Option Plan adopted by the Corporation on ______, 1998, as amended from time to time.

Section 1.10.     Stockholders Agreement
-------------     ----------------------

         "Stockholders Agreement" shall mean the Stockholders Agreement by and among the Company, Iron Horse Investors, L.L.C., and the Optionee.

Section 1.11.     Subsidiary
-------------     ----------

         "Subsidiary" of any entity shall mean any corporation in an unbroken chain of corporations beginning with such entity if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                                  ARTICLE II.

                                GRANT OF OPTION
                                ---------------

Section 2.1.      Grant of Option
------------      ---------------

         In consideration of the Optionee's agreement to remain in the employ of the Company and/or one or more of its Subsidiaries and for other good and valuable consideration, on the date hereof the Company irrevocably grants to the Optionee the Option to purchase any part or all of an aggregate of ___________________________________________ shares of Common Stock upon the terms and conditions set forth in the Plan and this Agreement. The Option is intended to qualify as an Incentive Stock Option under ss.422 of the Internal Revenue Code. The Optionee hereby agrees that except as required by law, he or she will not disclose to any person, other than the Optionee's spouse (if any), attorney, accountant, and/or other professional advisor(s), the grant of the Option or any of the terms or provisions hereof without the prior approval of the Committee, and the Optionee agrees that, in the discretion of the Committee, the Option shall terminate and any unexercised portion of such Option (whether or not then exercisable) shall be forfeited if the Optionee violates the non-disclosure provisions of this Section 2.1.

Section 2.2.      Option Subject to Plan
------------      ----------------------

         The Option granted hereunder is subject to the terms and provisions of the Plan, including without limitation, Article V and Sections 7.1, 7.2 and 7.3 thereof.

Section 2.3.      Option Price
------------      ------------

         The purchase price of the shares of Common Stock covered by the Option shall be $10.00 per share (without commission or other charge).

                                  ARTICLE III.

                                 EXERCISABILITY
                                 --------------

Section 3.1.      Commencement of Exercisability
------------      ------------------------------

         Subject to subsection (g) and Section 3.3,

                  (a) 25% of the Option shall become exercisable in four cumulative installments as follows:

                           (i) The first installment shall consist of ten percent of the shares covered by such Option and shall become exercisable on December 31, 1998;

                           (ii) The second installment shall consist of five percent of the shares covered by such Option and shall become exercisable on December 31, 1999;

                           (iii) The third installment shall consist of five percent of the shares covered by such Option and shall become exercisable on December 31, 2000;

                           (iv) The fourth installment shall consist of five percent of the shares covered by such Option and shall become exercisable on December 31, 2001;

                  (b) 75% of the Option shall become fully exercisable on the day immediately preceding the tenth anniversary following the date of grant, provided that the Optionee remains continuously employed in active service by the Company from the date of grant through such date.

                  (c) Notwithstanding Section 3.1(b),

                           (i) (A) An installment consisting of 10% of the shares covered by the Option shall become exercisable on, or within 90 days following, the December 31 of each calendar year 1998 through 1999 as determined by the Committee in its sole discretion if (i) the Cash Flow for Debt Amortization as of such December 31 equals or exceeds 50% of the Cash Flow for Debt Amortization Target for such year, and (ii) the Cumulative Cash Flow for Debt Amortization as of such December 31 equals or exceeds the Cumulative Cash Flow for Debt Amortization Target through such December 31.

                               (B) An installment consisting of 7.5% of the
                           shares covered by the Option shall become exercisable within 90 days following each of December 31, 2000 through December 31, 2002 if (i) the Cash Flow for Debt Amortization as of such December 31 equals or exceeds 50% of the Cash Flow for Debt Amortization Target for such calendar year, and (ii) the Cumulative Cash Flow for Debt Amortization as of such December 31 equals or exceeds the Cumulative Cash Flow for Debt Amortization Target through such December 31.

                           (i) If the Cumulative Cash Flow for Debt Amortization as of the end of any calendar year 1998 through 2002 is less than the Cumulative Cash Flow for Debt Amortization Target through the end of such year, but Cash Flow for Debt Amortization for such year is at least 80% of the Cash Flow for Debt Amortization Target for such year, that portion of the Option that was subject to accelerated exercisability pursuant to Section 3.1(c)(i) with respect to such year shall become exercisable on, or within 90 days following, the last day of the first calendar year ending on or prior to December 31, 2002 as of which the Cumulative Cash Flow for Debt Amortization equals or exceeds the Cumulative Cash Flow for Debt Amortization Target through such December 31.

                           (ii) If the Cash Flow for Debt Amortization for any calendar year 1998 through 2002 is less than 80% of the Cash Flow for Debt Amortization Target for such year, that portion of the Option that was subject to accelerated exercisability pursuant to Section 3.1(c)(i) with respect to such year shall become exercisable only in accordance with Section 3.1(b).

                  (d) Notwithstanding Section 3.1(b),

                           (i) An installment consisting of 5.0% of the shares covered by the Option shall become exercisable within 90 days following the December 31 of each calendar year 1998 through 1999 if the EBITDA for the year ending on such December 31 plus the Cumulative EBITDA Excess as of such December 31 equals or exceeds the EBITDA Target for such year.

                           (ii) An installment consisting of 7.5% of the shares covered by the Option shall become exercisable within 90 days following each of December 31, 2000 through December 31, 2002 if the EBITDA as of such December 31 plus the Cumulative EBITDA Excess as of such December 31 equals or exceeds the EBITDA Target for such year.

                           (iii) If the EBITDA for any calendar year 1998 through 2002 plus the Cumulative EBITDA Excess as of the December 31 of such year is less than the EBITDA Target for such year, that portion of the Option that was subject to accelerated exercisability pursuant to
         Section 3.1(d)(i) or (ii) with respect to such year shall become exercisable only in accordance with Section 3.1(b).

                  (e) Notwithstanding the foregoing provisions of this Section 3.1, but subject to subsection (g), upon the occurrence of the first Corporate Transaction,

                           (i) that portion of the Option that remains eligible to become exercisable pursuant to Section 3.1(a), and

                           (ii) that portion of the of the Option that remains eligible to become exercisable pursuant to Sections 3.1(c)(i) or (ii) or 3.1(d)(i) or (ii)

at any time on or after the effective date of such Corporate Transaction shall, immediately prior to the effective date of such Corporate Transaction, automatically become exercisable in full. However, no outstanding Option (or any portion thereof) shall so accelerate if and to the extent such Option (or portion thereof) is, in connection with the Corporate Transaction, either to be assumed by the successor or survivor corporation (or parent thereof) or to be replaced with a comparable right with respect to shares of the capital stock of the successor or survivor corporation (or parent thereof) or with respect to other property. The determination of comparability of rights under the preceding sentence shall be made by the Committee, and its determination shall be final, binding and conclusive.

                  (f) The Committee shall make the determination as to whether the respective Cash Flow for Debt Amortization Targets, Cumulative Cash Flow for Debt Amortization Targets and EBITDA Targets have been met, and shall determine the extent, if any, to which the Option has become exercisable, on any such date as the Committee in its sole discretion shall determine; provided, however, that with respect to each calendar year such date shall not be later than the 90th day following December 31 of such calendar year.

                  (g) No portion of the Option which is unexercisable at Termination of Employment shall thereafter become exercisable.

Section 3.2.      Duration of Exercisability
------------      --------------------------

         The installments provided for in Section 3.1 are cumulative. Each such installment which becomes exercisable pursuant to Section 3.1 shall remain exercisable until it becomes unexercisable.

Section 3.3.      Expiration of Option
------------      --------------------

                  (a) The Option may not be exercised to any extent by anyone after the first to occur of the following events:

                           (i) The expiration of ten years from the date the Option was granted; or

                           (ii) In the case of an Optionee owning (within the meaning of Section 424(d) of the Code), at the time the Incentive Stock Option was granted, more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary corporation, the expiration of five years from the date the Incentive Stock Option was granted; or

                           (iii) Except as the Committee may otherwise approve, the date of the Optionee's Termination of Employment for any reason other than death or disability (as defined in Section 22(e)(3) of the Code); or

                           (iv) In the case of an Optionee whose Termination of Employment is by reason of his or her disability (within the meaning of Section 22(e)(3) of the Code), the expiration of 12 months from the date of the Optionee's Termination of Employment, unless the Optionee dies within said 12 month period, in which case the Option shall cease to be exercisable upon the expiration of 180 days from the date of the Optionee's death; or

                           (v) The expiration of 180 days from the date of the Optionee's death.

Section 3.4.      Partial Exercise
------------      ----------------

         Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable; provided, however, that each partial exercise shall be for not less than one hundred (100) shares (or the minimum installment set forth in Section 3.1, if a smaller number of shares) and shall be for whole shares only.

Section 3.5.      Exercise of Option
------------      ------------------

         The exercise of the Option shall be governed by the terms of this Agreement and the terms of the Plan, including, without limitation, the provisions of Article V of the Plan.

Section 3.6.      Special Tax Consequences
------------      ------------------------

         The Optionee acknowledges that, to the extent that the aggregate fair market value of stock with respect to which "incentive stock options" (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code), including the Option, are exercisable for the first time by the Optionee during any calendar year (under the Plan and all other stock option plans of the Company, any Subsidiary and any parent corporation) exceeds $100,000, such options shall be treated as not qualifying under Section 422 of the Code but rather shall be treated and taxable as non-qualified options. The Optionee further acknowledges that the rule set forth in the preceding sentence shall be applied by taking options into account in the order in which they were granted, and the stock certificate issued upon exercise of options shall designate whether such stock was acquired upon exercise of an Incentive Stock Option. For purposes of these rules, the fair market value of stock shall be determined as of the date of grant of the applicable option covering such stock.

                                  ARTICLE IV.

                                OTHER PROVISIONS
                                ----------------

Section 4.1.      Not a Contract of Employment
------------      ----------------------------

         Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ of the Company or any of its Subsidiaries or shall interfere with or restrict in any way the rights of the Company or its Subsidiaries, which are hereby expressly reserved, to discharge the Optionee at any time for any reason whatsoever, with or without cause.

Section 4.2.      Shares Subject to Plan and Stockholders Agreement
------------      -------------------------------------------------

         The Optionee acknowledges that any shares acquired upon exercise of the Option are subject to the terms of the Plan and the Stockholders Agreement including without limitation, the restrictions set forth in Sections 5.5 and 5.6 of the Plan.

Section 4.3.      Construction
------------      ------------

         This Agreement shall be administered, interpreted and enforced under the laws of the State of Delaware.

Section 4.4.      Conformity to Securities Laws
------------      -----------------------------

         The Optionee acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, including without limitation Rule 16b-3.

         Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Section 4.5.      Stockholder Approval
------------      --------------------

         The Plan will be submitted for approval by the Company's stockholders within twelve months after the date the Plan was initially adopted by the Board and the Plan and this Agreement will be effective upon approval by such stockholders as provided in Section 280G(b)(5)(A)(ii) of the Code and regulations thereunder. This Option may not be exercised to any extent by anyone unless and until the Plan is so approved by the stockholders, and if such approval has not been obtained by the end of said twelve-month period, this Option shall thereupon be canceled and become null and void. The Company shall take such actions as may be necessary to satisfy any applicable requirements of Rule 16b-3(b).

Section 4.6.      Adjustments in Cash Flow for Debt Amortization and EBITDA
                  Targets

         The Cash Flow for Debt Amortization Targets and EBITDA Targets (including the Cumulative Cash Flow for Debt Amortization Targets and Cumulative EBITDA Targets) specified in Appendix A are based upon certain revenue and expense assumptions about the future business of the Company and its Controlled Entities as of the date the Option is granted. Accordingly, in the event that, after such date, the Committee determines, in its sole discretion, that any acquisition of any business by the Company or any of its Controlled Entities or any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or change in applicable laws, regulations, or accounting principles occurs such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to the Option, then the Committee shall, in good faith and in such manner as it may deem equitable, adjust the financial targets set forth on Appendix A to reflect the projected effect of such transaction(s) or event(s) on Cash Flow for Debt Amortization and/or EBITDA, subject to Section 7.1 of the Plan.

                                   * * * * *

                  IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

                                                United Defense Industries, Inc.

                                                By: ___________________________

                                                Title: ________________________

----------------------------
Optionee


----------------------------

----------------------------
Address

Optionee's Taxpayer Identification Number:  ____________________________

                                   APPENDIX A

                        INCENTIVE STOCK OPTION AGREEMENT

                          EBITDA AND CASH FLOW TARGETS

                                  ($ MILLIONS)


                                                              CALENDAR YEAR ENDING DECEMBER 31


PERFORMANCE MEASURE            Q4 1997           1998             1999             2000            2001             2002
--------------------------------------------------------------------------------------------------------------------------
EBITDA                           32.5            130.0            120.0           125.0            130.0            135.0

CUMULATIVE EBITDA                32.5            162.5            282.5           407.5            537.5            672.5

CASH FLOW FOR DEBT
AMORTIZATION                     12.8            68.0             23.4             34.3            49.4             61.6

CUMULATIVE CASH FLOW FOR
DEBT AMORTIZATION                12.8            80.8             104.2           138.5            187.9            249.5